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Exhibit 3.06

CERTIFICATE OF AMENDMENT
ARTICLES OF INCORPORATION
OF
ISONICS CORPORATION

        James E. Alexander and John V. Sakys certify that:

1.
They are the President and the Secretary respectively, of Isonics Corporation, a California corporation ("Isonics").

2.
Article III of the Articles of Incorporation of Isonics is amended to read as follows:

  "The aggregate number of shares of capital stock which this corporation shall be authorized to issue is Eighty-Five Million (85,000,000), which shall consist of:

  (a)
  Seventy-Five Million (75,000,000) shares which shall be designated as Common Stock; and

  (b)
  Ten Million (10,000,000) shares which shall be designated as Preferred Stock."

3.
The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors of Isonics.

4.
The foregoing amendment of the Articles of Incorporation of Isonics has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. There are no shares of Series B Convertible Preferred Stock outstanding. Therefore, only the holders of Common Stock and Series A Convertible Preferred Stock were entitled to vote with respect to the amendment. The total number of outstanding shares of Common Stock is 27,586,800 and the total number of outstanding shares of Series A Convertible Preferred Stock is 6,666. The Common Stock voted separately, and also with the Series A Convertible Preferred Stock as a single class as directed by the Articles of Incorporation.

(a)
The number of shares of Common Stock (voting as a separate class) that voted in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

(b)
The number of shares of Common Stock and Series A Convertible Preferred Stock (voting together as a single class) that voted in favor of the amendment exceeded the vote required.

        In both cases, the percentage vote obtained was more than 50%.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

May 9, 2005	/s/ JAMES E. ALEXANDER James E. Alexander, President
/s/ JOHN V. SAKYS John V. Sakys, Secretary

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CERTIFICATE OF AMENDMENT ARTICLES OF INCORPORATION OF ISONICS CORPORATION